STOCK ACQUISITION AGREEMENT

THIS STOCK ACQUISITION AGREEMENT (this “Agreement”) is made this 30th day of March, 2006 (the “Effective Date”) between:

(1).

The MacKay Group, Inc. (“MKG”), a corporation duly authorized and incorporated under Hong Kong law, with offices at 1615 Walnut Street, 3rd Floor, Philadelphia, Pennsylvania 19103; and

(2).

David and Donna Long Family Foundation (the “Foundation”) (JoAnn Luehring, Director, President and Treasurer), with an address at 825 Eighth Avenue, 37th Floor, New York, New York  10019-7416.

RECITALS:

WHEREAS as of the Effective Date, the Foundation is the registered holder of 1,883,337 shares of common stock of Biofield Corporation (“Biofield” or the “Company”), a public Delaware corporation having 42,271,011 issued and outstanding shares of common stock as of December 31, 2005, as reflected in Exhibit “A” to this Agreement (the “Foundation’s Common Stock Shares”);

WHEREAS in its last filing with the United States Securities and Exchange Commission (“SEC”), its Form 10-QSB – 3rd Quarter dated September 30, 2005 (“Biofield’s Last SEC Filing”), Biofield reported that it “continues to incur significant losses.  As of September 30, 2005, the Company had $11,000 in current assets against current liabilities of $7.553 million, and its total liabilities exceeded its total assets by $7.33 million.  These factors raise substantial doubt about the Company’s ability to continue as a going concern”;

WHEREAS in Biofield’s Last SEC Filing, it further reported, inter alia, that (1) “The Company has depleted all its cash resources and the Company had to let go all its employees, except the Chief Operating Officer and Chief Executive Officer . . . ”; (2) Biofield was not able to sell any of its products in 2005 and only generated $10,550 from the sale of a device to a distributor in 2004; (3) Biofield did not incur any research and development (“R&D”) expenditure in 2005; and (4) the “survival of the Company and continuation of its essential operations are dependent on securing  immediate cash to continue operations”;

WHEREAS Biofield’s current funders are no longer able to continue to fund Biofield on a going forward basis;

WHEREAS Biofield’s current inability to generate the necessary sales revenue worldwide and to secure the necessary financing threatens its ability to continue operations and therefore threatens both the value of the Foundation’s shares of common stock in Biofield;

WHEREAS Biofield has advised the Foundation that unless immediate funding is secured, Biofield will be unable to meet its obligations with respect to its next  SEC filing due on March 31, 2006, which will result in Biofield’s delisting and bankruptcy, rendering all investments in Biofield  (whether in the form of stock or debt) completely valueless.

WHEREAS the Foundation has agreed to transfer the Foundation’s  Common Stock Shares to MKG for the consideration set forth in this Agreement;

              NOW, THEREFORE, in consideration of the payments and other benefits as set forth herein, the mutual covenants and promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

TRANSFER AND ACQUISITION OF SHARES

1.1

Transfer and Acquisition of The Foundation’s Common Stock Shares.  Subject to the terms and conditions set forth herein, upon the parties’ execution of this Agreement, the Foundation will transfer to MKG all shares representing the Foundation’s Common Stock Shares in return for a single lump sum payment of One Thousand Dollars (US$1,000).  Within seven (7) days of the parties’ execution of this Agreement or other time period mutually agreed to by the parties, the Foundation will deliver to MKG stock certificates representing the Foundation’s Common Stock Shares, which certificates shall be accompanied by duly executed assignment documents, provided that the Foundation has received at that time full payment of the One Thousand Dollars.

ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE FOUNDATION

     The Foundation represents and warrants to MKG as follows:

2.1

No Conflict. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or constitute a default under (i) the Foundation’s by-laws or other governing documents, (ii) any agreement,  indenture or other instrument to which the Foundation is a party or by which the  Foundation or its assets may be bound or (iii) any law, regulation,  order,  arbitration,  award,  judgment or decree  applicable to the Foundation.

2.2

Validity.  This Agreement has been duly executed and delivered by the Foundation and is a valid and binding agreement of the Foundation enforceable  against the Foundation in accordance with its terms, except as the enforceability  thereof may  be  limited  by  any  applicable  bankruptcy, insolvency, reorganization, moratorium,  fraudulent  conveyance or other laws affecting the enforcement of creditors' rights generally, and by general principles of equity.

2.3

The Common Shares.  All of the Foundation’s Common Stock Shares have been duly authorized and validly issued and constitute fully-paid and non-assessable shares of common stock of the Company.  The Foundation will convey to MKG, on the Effective Date, good and valid title to the Foundation’s Common Stock Shares free and clear of any liens, claims, security interests and encumbrances other than the restriction that the shares have not been registered under the Securities Act of 1933.

2.4

Litigation. There are no actions, suits, proceedings or arbitrations or investigations pending, or to the Foundation's best knowledge, threatened in any court or before any governmental agency or instrumentality or arbitration panel or otherwise against or by the Foundation which seek to or could restrain, prohibit, rescind or declare unlawful, or result in substantial damages in respect of this Agreement or the performance hereof by the Foundation (including, without limitation, the delivery of the Foundation’s Common Stock Shares).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MKG

     MKG hereby represents and warrants to the Foundation as follows:

3.1

Authority; Validity.  MKG has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and this Agreement constitutes the legal and valid binding agreement of MKG, enforceable in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent  conveyance or other laws  affecting the enforcement of creditors’ rights generally, and by general principles of equity.

ARTICLE IV

CONDITIONS TO CLOSING

4.1

Conditions to Obligations of MKG.  The obligations of the

MKG under this Agreement are subject to the satisfaction of the following conditions on the Effective Date (unless another date is specified):

(a)

The representations and warranties of the Foundation set forth in Article II hereof shall be true and correct;

(b)

All permits, approvals, authorizations and consents of third parties necessary for the consummation of the transactions  herein shall have been  obtained,  and no order of any court or  administrative  agency shall be in effect  which   restrains or prohibits the transactions contemplated by this Agreement, and no suit, action or other proceeding by any governmental  body or other  person shall have been  instituted  which questions the validity or legality of the transactions contemplated by this Agreement; and

(c)

No order of any court or administrative agency shall be in effect which restrains or prohibits  the  transactions contemplated  by  this Agreement, and no suit, action or other proceeding by any governmental body or other person shall have been instituted  which questions the validity or legality of the transactions contemplated by this Agreement.

4.2

Conditions to Obligations of The Foundation.  The obligations of the Foundation under this Agreement are subject to the satisfaction of the following conditions on the date of closing of the transactions contemplated in this Agreement:

(a)

The representations and warranties of MKG set forth in Article III hereof shall be true and correct;

(b)

All permits, approvals, authorizations and consents of third parties necessary for the consummation of the transactions  herein shall have been  obtained,  and no order of any court or  administrative  agency shall be in effect  which   restrains or prohibits the transactions contemplated by this Agreement, and no suit, action or other proceeding by any governmental  body or other  person shall have been  instituted  which questions the validity or legality of the transactions contemplated by this

Agreement; and

(c)

No order of any court or administrative agency shall be in effect which restrains or prohibits  the  transactions   contemplated  by  this Agreement, and no suit, action or other proceeding by any governmental body or other person shall have been instituted  which questions the validity or legality of the transactions contemplated by this Agreement.

ARTICLE V

MISCELLANEOUS

5.1

Expenses.  Each party shall pay all of its own expenses in connection with the authorization, preparation, execution and performance of this Agreement, including without limitation the reasonable fees and expenses of its agents, representatives, counsel, financial advisors and consultants.

5.2

Survival   of   the Foundation's   Representations   and   Warranties.  All representations and warranties made by the Foundation to MKG  and by MKG to the Foundation in this Agreement shall survive the Effective Date and the closing of the transactions contemplated in this Agreement.

5.3

Notices.  All notices, requests or other communications required or permitted to be delivered hereunder shall be in writing, delivered by registered or certified mail, return receipt requested, as follows:

          (a)

To the Foundation:

JoAnn Luehring, Esquire

   President, Director & Treasurer

David and Donna Long Family Foundation

ROBERTS & HOLLAND LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019-7416

          (b)

To MKG:

Michael Cimino, President

The MacKay Group, Inc.

1615 Walnut Street, 3rd Floor

Philadelphia, PA 19103

With a copy to:

Stephen W.W. Ching, Jr., Esquire

Obermayer Rebmann Maxwell & Hippel LLP

One Penn Center, 19th Floor

1617 John F. Kennedy Boulevard

Philadelphia, PA 19103-1895

Any party hereto may from time to time, by written notice given as aforesaid, designate any other address to which notices,  requests or other  communications addressed to it shall be sent.

5.4

Successors  and Assigns;  Integration;  Assignability.  This Agreement shall be binding upon and inure to the  benefit of and be enforceable  by the parties hereto, and their  respective  legal  representatives, successors and assigns.  This Agreement (a) constitutes,  together  with any other written agreements between MKG and the Foundation executed  and  delivered on the date hereof,  the entire  agreement  between the parties hereto and supersedes  all other prior  agreements and  understandings, both  written and oral, among the parties,  with respect to the subject  matter hereof;  (b) shall not confer upon any person other than the parties  hereto any rights or remedies hereunder; and (c) shall not be  assignable by operation of law or otherwise.

5.5

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware.

5.6

Further Assurances.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken,

all actions and to do, or cause to be done, all things necessary, proper or advisable to  consummate and make effective the transactions contemplated by this Agreement.

5.7

Amendment and Waiver.  No amendment or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and signed by MKG and the Foundation.

5.8

Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if the signatures thereto were upon one instrument.

IN WITNESS WHEREOF, the undersigneds have duly executed this Agreement on the date and year first above written.

THE MACKAY GROUP, INC.

BY:__________________________________

MICHAEL M. CIMINO

             President, The MacKay Group, Inc.

DAVID AND DONNA LONG FAMILY FOUNDATION

BY:_____________________________________

JoAnn Luehring

Director, President and Treasurer

EXHIBIT A

TO MARCH 30, 2006 STOCK ACQUISITION AGREEMENT

SHARES OF COMMON STOCK OF BIOFIELD CORPORATION HELD AS OF MARCH 30, 2006 BY THE DAVID & DONNA LONG FAMILY FOUNDATION

American Stock #	Shares	Holder
10718	383,758	David and Donna Long Family Foundation
10773	1,499,579	David and Donna Long Family Foundation
Total Long Holding	1,883,337